Exhibit 99.1

Westar Energy Announces 1st Quarter 2014 Results
TOPEKA, Kan., May 7, 2014 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $69 million, or $0.53 per share, for the first quarter 2014 compared with earnings of $51 million, or $0.40 per share, for the first quarter 2013.

Higher net income for the quarter, compared with last year, was largely driven by higher revenues. The higher revenues are due principally from higher energy sales from colder weather and higher prices from investments in air quality controls and transmission infrastructure. The increase in revenues was partially offset with higher operating costs due to scheduled maintenance, employee benefit costs and depreciation expense.

Earnings Guidance
The company raised its 2014 earnings guidance to $2.30 to $2.45 per share. Updated guidance drivers have been posted under Supplemental Materials within the investor section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information
Westar Energy management will host a conference call Thursday, May 8 with the investment community at 10 a.m. ET (9 a.m. CT). Investors, media and the public may listen to the conference call by dialing 866-700-0133, participant code 37389140. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

This earnings announcement, a package of detailed first quarter financial information, the company's quarterly report on Form 10-Q for the period ended March 31, 2014 and other filings the company has made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is Kansas' largest electric utility. For more than a century, we have provided Kansans the safe, reliable electricity needed to power their businesses and homes. Every day our team of professionals takes on projects to generate and deliver electricity, protect the environment and provide excellent service to our nearly 700,000 customers. Westar has 7,200 MW of electric generation capacity fueled by coal, uranium, natural gas, wind and landfill gas. We are also a leader in electric transmission in Kansas. Our innovative customer service programs include mobile-enabled customer care, digital meters and paving the way for electric vehicle adoption. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,”

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Westar Energy announces 1st quarter results

“intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2013 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company's Quarterly Report on Form 10-Q filed May 7, 2014, (a) in ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 10 and 11; and (3) other factors discussed in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Media Contact:
Gina Penzig
Director, corporate communications
Phone: 785-575-8089
Gina.Penzig@westarenergy.com
Media line: 888-613-0003

Investor Contact:
Bruce Burns
Director, investor relations
Phone: 785-575-8227
Bruce.Burns@westarenergy.com

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Westar Energy announces 1st quarter results

Westar Energy, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended Mar. 31,
	2014	2013	Change	% Change
	(Dollars In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$192,287	$165,375	$26,912	16.3
Commercial	161,100	147,956	13,144	8.9
Industrial	94,495	90,925	3,570	3.9
Other retail	(8,523)	(3,171)	(5,352)	(168.8)
Total Retail Revenues	439,359	401,085	38,274	9.5
Wholesale	110,613	86,469	24,144	27.9
Transmission	61,466	51,510	9,956	19.3
Other	17,118	7,148	9,970	139.5
Total Revenues	628,556	546,212	82,344	15.1
OPERATING EXPENSES:
Fuel and purchased power	173,839	151,752	22,087	14.6
SPP network transmission costs	51,958	43,796	8,162	18.6
Operating and maintenance	91,790	84,155	7,635	9.1
Depreciation and amortization	70,110	66,846	3,264	4.9
Selling, general and administrative	56,486	48,945	7,541	15.4
Taxes other than income tax	34,832	30,778	4,054	13.2
Total Operating Expenses	479,015	426,272	52,743	12.4
INCOME FROM OPERATIONS	149,541	119,940	29,601	24.7
OTHER INCOME (EXPENSE):
Investment earnings	2,378	4,059	(1,681)	(41.4)
Other income	5,917	3,715	2,202	59.3
Other expense	(5,664)	(5,361)	(303)	(5.7)
Total Other Income	2,631	2,413	218	9.0
Interest expense	46,241	44,284	1,957	4.4
INCOME BEFORE INCOME TAXES	105,931	78,069	27,862	35.7
Income tax expense	34,961	24,813	10,148	40.9
NET INCOME	70,970	53,256	17,714	33.3
Less: Net income attributable to noncontrolling interests	2,015	2,112	(97)	(4.6)
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$68,955	$51,144	$17,811	34.8
BASIC AND DILUTED EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING ATTRIBUTABLE TO WESTAR ENERGY, INC. (See 10-Q Note 2):
Basic earnings per common share	$0.53	$0.40	$0.13	32.5
Diluted earnings per common share	$0.52	$0.40	$0.12	30.0
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING (in thousands):
Basic	129,004	127,196	1,808	1.4
Diluted	131,269	127,619	3,650	2.9
DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.34	$0.01	2.9
Effective income tax rate	33.00%	31.78%

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